FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENTS

Between

NORTHERN LIGHTS FUND TRUST III

and

GOOD HARBOR FINANCIAL, LLC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENTS is made and entered into as of February 18, 2016, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Good Harbor Financial, LLC, a Delaware limited liability company (the “Adviser”) located at 155 North Wacker Street, Suite 1850, Chicago, IL 60606.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreements between Northern Lights Fund Trust III and the Adviser, dated as of November 29, 2012, November 21, 2013 and February 12, 2014 (the “Agreements”);

WHEREAS, the Agreements continue in effect with respect to the Good Harbor Tactical Core US Fund, Good Harbor Tactical Core Emerging Markets Fund and Leland Currency Strategy Fund (each a “Fund”, collectively referred to as the “Funds”) from year to year; provided, such continuance is approved at least annually before December 31st, December 20th, and May 30th (“Expiration Dates”) each year by vote of a majority of the outstanding voting securities of the Funds or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreements in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreements is hereby amended to require annual approval to occur before May 16th each year, beginning in 2017.
2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ James P. Ash

Name: James P. Ash

Title: President

GOOD HARBOR FINANCIAL, LLC

.

By: /s/ David Boon

Name: David Boon

Title: CFO